Exhibit 10(e)

The Executive Medical Reimbursement (EMR) Plan is maintained primarily for a select group of management or highly compensated employees of Oxford Industries, Inc. (Oxford).

The EMR Plan will cover most medical expenses that may be itemized on your tax return but are not otherwise covered by insurance. For a more detailed list, see the Covered Expenses section on page 3.

The intent of this benefit is to substantially cover medical expenses not covered by Oxford's Medical Plan.

Benefits under the EMR Plan are provided through an insurance contract with Exec-U-Care. Oxford pays the premiums for the insurance contract from its general assets. Benefits received from the EMR Plan are not taxable to the recipient.

In addition, this plan will reimburse you the balance of your Oxford Group Medical Plan expenses up to the Usual Customary and Reasonable (UCR) allowance. The two plans will coordinate benefits to reimburse you 100% of covered expenses.

The entire premium for this coverage is paid by Oxford Industries, Inc.

The maximum benefit is $100,000 per family per calendar year effective January 1, 2001. The maximum benefit per calendar year for each occurrence by the same insured person or dependent (for the same hospital confinement or related illness or injury) is limited to $10,000.

Eligibility 1

Coverage For Your Dependents 1

The Deductible 3

Covered Expenses 3

Examples of Benefit Payments 5

Limitations and Exclusions 6

What's Not Covered 6

Coordination of Benefits 8

Claims and Appeal Information 8

Filing Your Claims 8

Processing Your Claims 9

Appeals 10

General Plan Information 11

Terms of Your Coverage 11

Extra Benefits 12

Administration of the EMR Plan 13

Termination of Coverage 15

Coverage Continuation 16

COBRA 16

Definitions 19

Summary Notice 22

The Executive Medical Reimbursement Plan is offered to certain management or highly compensated employees designated by Oxford Industries, Inc. (Oxford). Your effective date of coverage will be the date Oxford extends this benefit to you. There is no waiting period or pre-existing condition exclusion for the EMR Plan. Additionally, it is not required that you be covered by the Oxford Group Medical Plan in order to be covered by the EMR Plan.

Coverage For Your Dependents

Upon being offered the EMR Plan, you will be asked to designate your qualified dependents whom you wish to have insured. You may insure your qualified dependents under the EMR Plan even if they are not insured under Oxford's Medical Plan.

The term "dependent" means your spouse and your unmarried children within the age limits specified below. "Spouse" means the person to whom you are legally married, including common law marriages in states where they are legally recognized.

The term "children" means your natural children and:

1. Adopted children on the day the child is placed with you for adoption, as long as the child is under age 18 when placed with you.

2. Stepchildren.

3. Children for whom you have legal guardianship.

4. Any other children related to you by blood or marriage, provided they are:

- living in a regular parent-child relationship with you;

- dependent upon you for support and maintenance; and

- not employed on a full-time basis.

Documentation may be required before dependents can be added.

In the case of (4) above, a regular parent-child relationship does not exist if either of the child's natural parents also resides with you. For example, if your grandchild lives with you, you do not have a regular parent-child relationship if one or both of your grandchild's parents also live with you.

Being "dependent upon you for support and maintenance" means receiving from you over one half of the child's financial support, as defined by the Internal Revenue Code, and being claimed by you as a dependent for income tax purposes.

Dependent Age Limits

To be eligible, children must be under 19 years of age. Dependent children will no longer be eligible for coverage on the day they turn 19 unless they have a physical or mental disability or are considered full-time students.

Coverage can be continued past the 19th birthday for a dependent who is mentally or physically incapable of earning a living and who is dependent upon you for support and maintenance, provided you furnish evidence of the dependent's incapacity within 31 days after the dependent reaches the limiting age. The disability must begin before the dependent reaches age 19, or before age 25 if the dependent continued to be covered as a full-time student. Any benefits continued for such a dependent child will terminate under any of the conditions described above, or, in any event, when the dependent ceases to be incapacitated, or at the end of the 31-day period after any requested proof of continued incapacity is not furnished.

An unmarried child under 25 years of age who goes to school on a regular basis and depends entirely upon you for support will be covered as a dependent. For coverage to continue during periods of non-attendance, the child must be a full-time student for at least five months during a calendar year and coverage will continue until the earlier of the end of the calendar year or date of graduation. Full-time status will be determined according to the quarter or semester hour policies of the school. Coverage stops the day your dependent reaches age 25, or earlier if they no longer qualify as a full-time student.

Other Dependent Coverage Rules

If both husband and wife are covered under the EMR Plan as employees, one, but not both, may elect to cover eligible children for the coverage described in this booklet.

Coverage for your dependents will be effective on the date you become covered.

If you acquire an eligible dependent or if you have a dependent who is no longer eligible, you should notify Corporate Human Resources immediately.

Any expenses covered by the EMR Plan are reimbursed at 100% of Usual Customary and Reasonable charges with no deductible.

Deductible and out-of-pocket expenses under Oxford's Medical Plan are reimbursed at 100% of Usual Customary and Reasonable under the EMR Plan.

Benefits under the EMR Plan will be paid as if you and your family are covered under Oxford's Medical Plan or another comparable Base Plan not to exceed 100% of paid expenses. The EMR Plan covers many expenses that are not covered by Oxford's Medical Plan. These expenses are paid at 100% subject to the Usual Customary and Reasonable allowance.

Eligible covered expenses include:

  Office visit copays
  Prescription drugs and/or prescription drug copays
  Oxford's Medical Plan deductible
  Oxford's Medical Plan coinsurance
  Oxford's Dental Plan deductible
  Oxford's Dental Plan coinsurance
  Dental expenses
  Orthodontia to repair a functional disorder
  Eye glasses and contact lenses to repair a functional disorder
  Hearing examinations
  Hearing aids
  Vision care
  Routine physicals
  The difference between semi-private and private room charges
  Services within the lawful scope of practice of a Licensed Clinical Psychologist or a Licensed Clinical Social Worker
  After tax insurance premiums for group medical, dental, vision or prescription drug plan

Examples of Benefit Payments Under the Executive Medical Reimbursement Plan

Expenses Covered Under Oxford's Medical Plan Preferred Provider Organization (PPO) Option

Examples are: Medical and surgical care, hospital services and other services related to the care and treatment of an illness or injury.

Example:

Hospital $1,000

Physician $ 500

Total Expenses $1,500

Less Deductible $ 500

Balance $1,000

80% covered by Oxford's Medical Plan $ 800 Deductible and remainder paid by EMR $ 700

Total Benefit (assuming UCR not exceeded) $1,500

Expenses Covered at 50% under Oxford's Medical Plan

Examples are: Mental and Nervous/Drug and Alcohol Abuse Care, Skeletal Adjustments and Emergency Care for Non-Emergencies

Example:

Psychiatrist Charges $ 100

50% covered by Group Medical Plan $ 50

(after deductible)

Remainder paid by EMR Plan $ 50

Total Benefit (assuming UCR not exceeded) $ 100

Expenses Not Covered Under Oxford's Medical Plan but Covered Under the EMR Plan

Examples are: dental, vision care, hearing aids, hearing exams, routine physicals, orthodontia and contact lenses to correct a functional disorder.

Example:

Optometrist charges $100

Eyeglasses $150

Total Expense $250

Total Benefit (assuming UCR not exceeded) $250

What's Not Covered

The EMR Plan does not provide benefits for:

  Treatment of injuries arising from any employment, including self-employment such as farming or similar employment.
  Treatment of injuries/illnesses if benefits are provided under any Workers' Compensation Act or similar law.
  Services or supplies for which no charge is made that you are required to pay, including charges payable by another party.
  Treatment of injury or illness which is due to war, declared or undeclared. This exclusion shall not apply to anyone entitled to benefits under the Uniformed Services Employment and Reemployment Rights Act of 1994 except to the extent that the illness or injury is determined by the Secretary of Veterans Affairs to have occurred or been aggravated while performing duties in the Uniformed Services.

  Expenses in excess of Usual Customary and Reasonable charges.
  Services rendered by a provider who is a close relative or member of your household. Close relative means wife or husband, parent, child, brother or sister by blood, marriage, or adoption.
  Claims not filed on a timely basis (see page 8).
  Services or supplies for treatments that are not Medically Necessary.
  Treatment incurred before the insured was covered under this plan.
  Charges for any cosmetic surgical procedure, cosmetic dental procedure, or drug or medicine prescribed for cosmetic use; except to restore function or repair a disfigurement resulting from a congenital birth defect or an injury, disease or its surgical treatment (such as reconstruction after removal of a malignancy). Cosmetic procedures include tooth bleaching, face lifts and tummy tucks.
  Any other treatments or procedures not previously mentioned as Covered Expenses.
  Benefits paid under Oxford's Medical Plan or other group coverage.
  Charges for the services of a medical practitioner other than a Physician, except as described in Oxford's Medical Plan Summary Plan Description.
  Any pre-tax contributions employees may be required to make for themselves or their dependents for coverage under Oxford's Medical

  and/or Dental Plans.

  Any non-prescription drugs or medicines.
  Routine travel to and from the place of service.
  Charges for medical, dental or vision care which are not certified by a Physician as being medically necessary.
  Benefits paid under another plan under Coordination of Benefit rules.

If you or your dependents have duplicate coverage under any other group medical expense coverage, any individual or group automobile insurance, or any local, state or government program (except school accident insurance coverage or Medicaid), then benefits payable under the EMR Plan will be coordinated with the benefits payable under the other plans.

Filing Your Claims

Claims for services covered under the Oxford's Medical Plan should be filed as explained in Oxford's Medical Plan Summary Plan Description. After claims are processed under that Plan, eligible EMR charges will be automatically processed for you. Claims for services not covered under Oxford's Medical Plan or covered by an HMO or another group plan should be submitted directly to Corporate Human Resources.

Timeliness of filing: To receive benefits from the EMR Plan, claims must be submitted the earlier of within 12 calendar months from the date the services were rendered or March 31 of the following year that the claim in incurred. Payment of claims will be made as soon as possible following receipt of the claim, unless more time is required to investigate the claim or to obtain incomplete or missing information.

Necessary Information: In order to process your claim, the EMR Plan may need information from the provider of service. As a covered person, you agree to authorize the Physician, Hospital, or other service provider to release necessary information to Oxford, the insurer and administrative or supervisory personnel of each of them. Oxford and the insurer will consider such information confidential. However, the insurer has the right to use this information to defend or explain a denied claim.

Any correspondence mailed to you will be sent to your most recent known address. You are responsible for notifying Oxford of your current address.

Processing Your Claims

The insurer will make initial determinations about claims for benefits under the EMR Plan.

You will ordinarily be notified in writing of the determination within 60 days after Oxford or the insurer receives your completed claim and all information required to process your claim.

You will be notified in writing if an extension of the 60-day period is needed to process your claim. If an extension is required, the extension will not be longer than 90 days from the end of the initial 60-day period. The extension notice will be provided within the initial 60-day period and will indicate the special circumstances requiring the extension of time and the date by which you can expect to receive a decision.

If you do not receive a written response within the

initial 60-day period beginning when your request is

received, you should consider the request denied and you may proceed to appeal the decision.

If your request is denied, you will receive a written statement outlining:

 the specific reason(s) for denial.

reference to the EMR Plan provisions on which the denial is based.

a description of any additional information necessary to resolve the claim and an explanation of why such material is necessary.

information about what steps you need to take to appeal the denial.

Appeals

You or your representative may appeal Oxford's decision on behalf of the Committee relating to:

 eligibility, participation and other administrative aspects of operating the EMR Plan.
  Oxford's Claims Payer's decision relating to payment of benefits.

The Committee will review all requests for appeal. Your request for appeal must be made within 60 days from the date the claim was denied. Your written request must include:

a description of your claim, including information supporting your claim.

reasons why your claim should not have been denied.

any other appropriate information or comments.

Mail your written request to:

Committee for the Oxford Medical Plan

c/o Corporate Human Resources

Oxford Industries, Inc.

222 Piedmont Avenue, N.E.

Atlanta, Georgia 30308-3391

Within 60 days after receiving your request for review, the Committee will review your appeal. You will be notified in writing of the Committee's decision in your case. Again, if your claim is denied, this written notice will include the specific reasons for denial as well as specific references to pertinent EMR Plan provisions.

The Committee reserves the right to change these claims procedures at any time in any manner consistent with applicable laws. A failure to request a review of a request that is denied will be treated as full and complete agreement with the denial.

Terms Of Your Coverage

The EMR Plan provides the benefits described in this booklet only for eligible employees and dependents for whom coverage has been selected. Benefit payment for Covered Expenses will be made to the provider or you depending upon whether you assigned rights to receive the payment to the provider. Neither you nor your dependents may assign your rights under the EMR Plan, other than the right to receive benefit payments, to any other party. Oxford and the insurer may recognize an attempted assignment solely for purposes of determining where and to whom to send a payment, but the rights to an underlying claim for benefits shall not inure to any purported assignee.

The EMR Plan does not supply you with a provider. In addition, the EMR Plan is not responsible for any injuries or damages you may suffer due to actions of any provider.

In order to process your claims, the EMR Plan may request additional information about treatment you received and/or other group health or dental insurance you may have.

Oxford, at its sole expense, will have the right to have any person examined as often as it may reasonably be required to pay benefits appropriately.

The EMR Plan does not take the place of or affect the requirements for Workers' Compensation. Workers' Compensation is an exclusive remedy, and work-related injury or illness is not covered by this Plan (see page 6).

You may be required to sign certain acknowledgements of conditions applicable to your receipt of benefits under the EMR Plan, and Oxford may refuse to pay any benefits to you unless and until such acknowledgements are signed.

Extra Benefits

Because the EMR Plan is an insured plan, Oxford purchases available products rather than custom-designed insurance. From time to time a vendor will provide "extras" in their executive medical reimbursement package. The following are "extras" offered by Exec-U-Care effective January 1, 2001:

  Maximum family benefit of $100,000 (for a number of years, the maximum benefit has been $15,000)
  $100,000 of Accidental Death & Dismemberment insurance protection
  Medex Worldwide Medical Assistance for worry-free travel

These "extras"should not be considered in your long range planning as they are subject to change from year to year and with insurer.

Administration of the EMR Plan

The EMR Plan is administered by the Plan Administrator, which is Oxford, through an insurance contract purchased from Exec-U-Care. Oxford's Administrative Committee (the "Committee") has overall responsibility for determining benefits under the EMR Plan. Members of the Committee are appointed by the Board of Directors of Oxford. The Committee decides all appeals from decisions made by the insurer which are disputed by the eligible participant.

Oxford determines the coverage under the EMR Plan. Oxford has reserved the right to terminate the EMR Plan or discontinue or change benefits and coverage at any time.

It is important that you understand your plan is designed to cover expenses as indicated in the Covered Expenses section on page 3. It is not the intent of the EMR Plan to assist you in paying expenses you have as a result of services or supplies that are not Medically Necessary. Expenses that are not Medically Necessary are not considered as Covered Expenses under the EMR Plan.

The rest of this section provides general, administrative information about the EMR Plan.

  The name of the Plan is the Oxford Industries, Inc. Executive Medical Reimbursement Plan.
  Oxford Industries, Inc. (Oxford) is the EMR Plan Sponsor and the employer whose employees may participate in the EMR Plan. Oxford's address and telephone number are:

Oxford Industries, Inc.

P.O. Box 54600

222 Piedmont Avenue, N.E.

Atlanta, Georgia 30308-3391

(404) 659-2424

Subsidiaries and other affiliates of Oxford may adopt the EMR Plan to cover their employees.

3. Overall responsibility for determining benefits under the EMR Plan is held by the Administrative Committee (the "Committee"), composed of three to five members appointed by Oxford's Board of Directors. The Committee's duties include determining eligibility to participate in the EMR Plan, determining the benefits payable to any person, making and enforcing necessary rules, and interpreting the EMR Plan uniformly for all participants.

4. The agent for service of legal process is the Corporate Secretary of Oxford Industries, Inc., whose address is the same as Oxford's.

  The employer identification number assigned to Oxford is 580831862. The EMR Plan's records are kept on the basis of a calendar year ending December 31.
  The insurer's name and address for Oxford's EMR Plan is:

  Exec-U-Care

  Jefferson Pilot Financial Insurance Company

  8801 Indian Hills Drive

  Omaha, NE 68114-4066

  Oxford Industries, Inc. reserves the right to terminate, suspend, withdraw, amend or modify the EMR Plan in whole or in part at any time.

Termination Of Coverage

Your benefits will terminate on the earliest of the following dates:

1. The date the EMR Plan is terminated.

2. The date the EMR Plan is amended to terminate the benefits of a group of Employees to which you belong.

3. The date with respect to any benefits for which you cease to be an Employee eligible for such benefits.

4. The date your active employment with Oxford or any of its affiliates who have adopted the EMR Plan is terminated.

5. The last day of the period for which your last contribution is made, if you fail to make any required contribution due towards the cost of benefits when you are on COBRA.

Your benefits with respect to dependents will terminate on the earliest of the following dates:

  the last day of the period for which your last contribution was made, if you stop making any required contribution towards the cost of benefits for your dependents when due when you are on COBRA.
  the date your benefits are terminated.
  the date a dependent ceases to be eligible as a dependent, except as provided under the provisions of COBRA (see below).

COBRA

Under the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, an employer must offer to continue group benefits to certain employees and dependents. A person who would otherwise lose coverage as a result of a qualifying event is entitled to elect to buy continued coverage under the EMR Plan. The coverage will be identical to the coverage provided for persons for whom a qualifying event has not occurred.

A qualifying event is any of the following:

termination of the employee's employment (other than for gross misconduct), including termination of employment upon the expiration of leave under FMLA the start of any absence from employment because of service in the Uniformed Services as described in the Uniformed Services Employment and Reemployment Rights Act of 1994.

 the death of the employee.

divorce or legal separation of the employee from his or her spouse.*

  a dependent child ceasing to qualify as an eligible dependent under the EMR Plan.*

*In these cases, the employee or eligible dependent is responsible for notifying Oxford within 60 days after the later of (a) the date of the qualifying event or (b) the date the person would lose coverage on account of the qualifying event. If Oxford is not so notified, the person will not be given the opportunity to continue coverage.

Oxford must, within 14 days of notification of a qualifying event, advise the employee or eligible dependent of the right to continue coverage. Continued coverage is not automatic. Coverage must be elected within 60 days of the later of:

the qualifying event; or

the date Oxford notifies the employee or eligible dependent of his/her right to purchase continued coverage.

Notice of the right to continue coverage to your spouse will be deemed notice to any dependent child residing with your spouse.

If you do not elect to purchase continued coverage on a timely basis, your right to continue coverage under the EMR Plan will end.

The Employee or eligible dependent will be required to pay for the continued coverage plus a 2% administration fee. If the Employee or eligible dependent elects continuation of coverage, the Employee or eligible dependent will have 45 days from the date of election to make the initial payment. All subsequent payments will be due on a monthly basis with a 30-day grace period.

If elected, the maximum period of continued coverage for a qualifying event involving termination of employment or reduced working hours is 18 months. However, if a second qualifying event that normally allows 36 months of continuation coverage occurs within this 18-month period, the period of coverage for any dependent covered under the EMR Plan at the time of both the first and second qualifying events may be extended up to 36 months from the first date of the initial qualifying event.

New Dependents

If, during the 18 months (or 29 or 36 months, if applicable) of COBRA coverage, a child is born or placed for adoption with the qualified beneficiary, then coverage status can be changed to include the newborn or adopted child if Oxford Industries, Inc. is notified within 31 days of the event. The child will gain the rights of other qualified beneficiaries.

Treating a newborn or adopted child as a qualified beneficiary is important if, during the first 18 months of continuation coverage following the covered employee's termination of employment, there is a second qualifying event-death of a covered employee, divorce or legal separation of the employee from his or her spouse, or the dependent child ceasing to be a 'dependent' under the group plan-that allows a qualified COBRA beneficiary to elect up to 36 months of coverage after the date of the original qualifying event. A qualified beneficiary also has the same right to receive certain COBRA notifications as you have.

Medicare Entitlement

If a covered employee has a qualifying event within 18 months of becoming entitled to Medicare, then any other qualified beneficiary (covered spouse and/or covered children) is entitled to continuation coverage for no more than a total of 36 months, beginning with the date of the employee's entitlement to Medicare.

Social Security Disability

The 18 months of coverage can be extended for an additional 11 months to a maximum of 29 months for each qualified beneficiary in the family if any qualified beneficiary is determined by the Social Security Administration to be disabled according to Title II or XVI of the Social Security Act at any time during the first 60 days of continuation coverage. It is the qualified beneficiary's responsibility to obtain this disability determination from the Social Security Administration and provide a copy of the determination to Oxford Industries within 60 days after the date of the determination and before the original 18 months expire. If these time frames are not complied with by the beneficiary, then the additional 11 months of COBRA coverage will not be offered. It is also the qualified beneficiary's responsibility to notify Oxford Industries within 30 days if a final determination has been made that they are no longer disabled. If coverage is extended to 29 months due to a Social Security disability, premiums will equal 150% of the applicable premium during the extended 11month coverage period.

Other events will cause coverage to end sooner-on the earliest of the following:

 the date the employer ceases to provide any EMR Plan to any employee.

the first day of the first period for which the employee or eligible dependent fails to make any required payment, subject to the 30-day grace period.

with respect to a disabled employee or dependent, the date that is 30 days after the date when the person is no longer disabled for Social Security purposes.

Covered Expenses

Charges for services and supplies that are paid by the EMR Plan, subject to the terms and conditions of the EMR Plan.

Effective Date

The date your coverage begins.

Licensed Clinical Social Worker

A social worker who is licensed by the State Licensing Board of the state in which he or she practices.

Medical Necessity/Medically Necessary

The EMR Plan only pays covered expenses considered Medically Necessary. Oxford reserves the right to determine whether a service or supply is Medically Necessary. The fact that a Physician has prescribed, ordered, recommended or approved a service or supply does not, in itself, make it Medically Necessary. A service is Medically Necessary if it is all the following:

 appropriate and consistent with the diagnosis and could not have been omitted without adversely affecting the patient's condition or the quality of medical care rendered.
  compatible with the standards of acceptable medical practice in the United States.
  Provided not solely for your convenience or the convenience of the doctor or hospital
  Not primarily custodial care
  The least costly level of service that can be safely provided. For example, a hospital stay is necessary when treatment cannot be safely provided on an outpatient basis.

For necessary medical services, the EMR Plan looks at the Usual Customary and Reasonable charges submitted.

Medicare

The plan established by Title XVIII of the Social Security Act as it presently stands and may be amended later.

Physician

Any licensed Doctor of Medicine legally entitled to practice medicine and perform surgery, any licensed Doctor of Osteopathy approved by the Composite State Board of Medical Examiners, any Licensed Doctor of Podiatric Medicine legally entitled to practice podiatry, any licensed Doctor of Dental Surgery legally entitled to perform oral surgery. Clinical Psychologists are also providers when acting within the scope of their licenses and when rendering services covered under this Plan. Chiropractors who are licensed by the State Licensing Board of the state in which they practice are also covered.

Usual Customary and Reasonable (UCR) Fee

Usual Charge: the fee a provider most frequently charges for the procedure performed.

Customary Charge: based on a mathematical computation of the usual fees charged by providers in a given geographic area for the procedure performed.

Reasonable Charge: the fee different from usual or customary charges because of unusual circumstances involving complications requiring additional time, skill, and experience.

The EMR Plan pays up to the usual fee not to exceed the customary fee, unless special circumstances or complications occur.

This booklet is a summary of your Executive Medical Reimbursement Plan. A thorough understanding of your coverage will enable you to use your benefits wisely. Please read this booklet carefully. If you have any questions about your benefits as presented in this booklet, please contact Oxford's Corporate Human Resources Department.

This booklet is not a contract. Its purpose is to help you understand your coverage under the EMR Plan.

The written provisions of the EMR Plan and this Summary Plan Description will override:

 any oral statements or explanation of your benefits made by any party.
  any written statement made by any party other than the Committee.

The EMR Plan will comply with all laws currently in effect, and with those applicable laws that may come into effect in the future.

This Summary Plan Description and the EMR Plan are not employment contracts between you and Oxford. All Oxford employees are "employees at will" and either the employee or Oxford may terminate the employment relationship at any time and for any reason or for no reason, unless there is an individual written contract signed by the Chairman and President of Oxford Industries.

Oxford Industries, Inc. reserves the right to terminate, suspend, withdraw, amend or modify the Plan in whole or in part at any time. As Plan Administrator, Oxford Industries, Inc. has the authority, in its sole discretion, (i) to interpret the terms of the Plan Document and this Summary Plan Description, (ii) to make all decisions regarding eligibility for participation in the Plan and eligibility for benefits under the Plan and (iii) to make all factual determinations that it deems necessary in administering the Plan subject to the appeals procedures described in this Summary Plan Description.